STOCK PURCHASE AGREEMENT

            This Stock Purchase Agreement (“Agreement”) is made as of February 5, 2004, by VERILINK CORPORATION, a Delaware corporation (“Buyer”), and THE KENNEDY COMPANY, a Colorado limited liability company (“Seller”).

RECITALS

            Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the “Shares”) of capital stock of XEL Communications, Inc., a Colorado corporation (the “Company”), for the consideration and on the terms set forth in this Agreement.

AGREEMENT

             The parties, intending to be legally bound, agree as follows:

1.          DEFINITIONS

             For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

             “Adjustment Amount”—as defined in Section 2.5.

            “Applicable Contract” —any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

            “Balance Sheet” —as defined in Section 3.4.

            “Best Efforts” —the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

            “Breach” —a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

            “Buyer” —as defined in the first paragraph of this Agreement.

            “Closing” —as defined in Section 2.3.

            “Closing Date” —the date and time the Closing actually takes place.

            “Company” —as defined in the Recitals of this Agreement.

            “Consent” —any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

            “Contemplated Transactions” —all of the transactions contemplated by this Agreement, including:

            (a)             the sale of the Shares by Seller to Buyer;

            (b)             the execution, delivery, and performance of the Promissory Note, the Retention Agreements, and the Seller’s Releases;

            (c)             the performance by Buyer and Seller of their respective covenants and obligations under this Agreement; and

            (d)             Buyer’s acquisition and ownership of the Shares and exercise of control over the Company.

            “Contract” —any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

            “Damages” —as defined in Section 10.2.

            “Disclosure Letter” —the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

            “Encumbrance” —any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

            “Environment” — soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, natural or artificial drainage systems, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, biota, and any other environmental media or natural resource.

             “Environmental, Health, and Safety Liabilities” — any cost, damages, expense (including, but not limited to, engineering, consulting and laboratory fees and expenses), liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law, including, but not limited to, fines, penalties, financial responsibility for cleanup costs, corrective action, removal, remedial actions and response actions, and any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law or by Governmental Authorities or third-party claims or actions.  The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”).

             “Environmental Law” — any federal, state or local law, statute, ordinance, code, rule, regulation, license, authorization, decision, order, injunction, decree, or rule of common law (including but not limited to nuisance or trespass claims), and any judicial interpretation of any of the foregoing, which pertains to health, safety, any Hazardous Material, or the environment (including but not limited to ground, air, water or noise pollution or contamination, and underground or above-ground storage tanks) and shall include without limitation, the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq. (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”); the Hazardous Materials

Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq. and any other state or federal environmental statutes, and all rules, regulations, orders and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.

             “ERISA” —the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

             “Exchange Act” — the Securities Exchange of 1934 or any successor law, and regulations and rules issued pursuant to that Exchange Act or any successor law.

            “Facility” or “Facilities” —any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company, collectively.

            “GAAP” —generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4(b) were prepared.

            “Governmental Authorization” —any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

            “Governmental Body” —any:

            (a)            nation, state, county, city, town, village, district, or other jurisdiction of any nature;

            (b)             federal, state, local, municipal, foreign, or other government;

            (c)            governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

            (d)            multi-national organization or body; or

            (e)            body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

            “Hazardous Activity” —the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.

            “Hazardous Materials” — any substance, whether solid, liquid or gaseous: (i) which is listed, defined or regulated as a “hazardous substance,” “hazardous waste,” “contaminant,” or “solid waste,” or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law; (ii) which is or contains asbestos, radon, any polychlorinated biphenyl, polybrominated diphenyl ether, urea formaldehyde foam insulation, explosive or radioactive material, or motor fuel, petroleum product, constituent or by-product, or other petroleum hydrocarbons; or (iii) which causes a contamination or nuisance On the Facility or any adjacent property or a hazard, or threat of the same, to public health, human health or the environment.

            “HSR Act” —the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

            “On” or “In” — when used with respect to the Facility or any property adjacent to the Facility, means “on, in, under, above or about.”

            “Intellectual Property Assets” —as defined in Section 3.22.

            “Interim Balance Sheet” —as defined in Section 3.4.

            “IRC” —the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

            “IRS” —the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

            “Kennedy” – James S. Kennedy.

            “Key Employees” – James Nevelle, Michael Hull, Pamela Jamieson, David Waters, and Lawrence Richards.

            “Knowledge” —an individual will be deemed to have “Knowledge” of a particular fact or other matter if:

            (a)            such individual is actually aware of such fact or other matter; or

            (b)            a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable inquiry concerning the existence of such fact or other matter.

A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

            “Legal Requirement” —any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

            “Occupational Safety and Health Law” —any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

            “Order” —any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

            “Ordinary Course of Business” —an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

            (a)            such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

            (b)            such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

            (c)            such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

             “Organizational Documents” — (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of organization and the operating agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

            “Person” —any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

            “Plan” —as defined in Section 3.13.

            “Proceeding” —any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

            “Promissory Note” —as defined in Section 2.4(b)(ii).

            “Related Person” —with respect to a particular individual:

            (a)            each other member of such individual’s Family (as defined hereinbelow);

            (b)            any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;

            (c)            any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest (as defined hereinbelow); and

            (d)             any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

            (a)            any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

            (b)            any Person that holds a Material Interest in such specified Person;

            (c)            each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

            (d)            any Person in which such specified Person holds a Material Interest;

            (e)            any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

            (f)            any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse and former spouses, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

            “Release” or “Released” — any spilling, leaking, pumping, pouring, emptying, injecting, emitting, discharging, depositing, escaping, leaching, migration, filtration, pouring, seepage, disposal, dumping, or other releasing into the indoor or outdoor Environment, whether intentional or unintentional, including, without limitation, the movement of Hazardous Materials On or through the Environment.

            “Representative” —with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

            “Retention Agreements” —as defined in Section 2.4(a)(iii).

            “SEC” – the United States Securities and Exchange Commission.

            “Securities Act” —the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

            “Seller” —as defined in the first paragraph of this Agreement.

            “Seller’s Release” —as defined in Section 2.4.

            “Shares” —as defined in the Recitals of this Agreement.

            “Subsidiary” —with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

            “Tax” or “Taxes” means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities of any kind, including, by way of example, but not limited to, taxes or other charges based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payments of the amounts of the types described in clauses (i) or (ii) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person.

            “Tax Return” —any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

            “Threat of Release” —a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

            “Threatened” —a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

2.         SALE AND TRANSFER OF SHARES; CLOSING

            2.1.        Shares.  Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Seller.

            2.2.        Purchase Price.  The purchase price (the “Purchase Price”) for the Shares will be up to $17,650,000 plus the Adjustment Amount, subject to any adjustments contained in the Promissory Note.  The parties hereto anticipate that the Key Employees will be paid as anticipated pursuant to the Retention Agreements, and that the Purchase Price will be $17,300,000.

            2.3.        Closing.  The purchase and sale (the “Closing”) provided for in this Agreement will take place at the offices of  the Company in Aurora, Colorado, at 2:00 p.m. (local time) on the later of (i) February 5, 2004, or (ii) the date that is two business days following the termination of the applicable waiting period under the HSR Act, if applicable to the Contemplated Transactions, or at such other time and place as the parties may agree. Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.  Buyer may elect to waive the requirement of a physical closing and conduct the Closing remotely.

            2.4.         Closing Obligations.  At the Closing:

(a) Seller will deliver or cause to be delivered to Buyer:

              (i)         certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), with signatures guaranteed by a commercial bank or by a member firm of the New York Stock Exchange, for transfer to Buyer;

(ii) a release in the form of Exhibit 2.4(a)(ii) executed by Seller (“Seller’s Release”);

(iii) employee retention agreements in the form of Exhibit 2.4(a)(iii), executed by the Key Employees (collectively, “Retention Agreements”);

              (iv)         a certificate executed by Seller representing and warranting to Buyer that each of Seller’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Letter that were delivered by Seller to Buyer prior to the Closing Date in accordance with Section 5.5);

(v) cancellation of all outstanding options, warrants, or other rights to ownership of the Company, other than the Shares; and

(b) Buyer will deliver to Seller:

(i) Seven Million Six Hundred Fifty Thousand Dollars ($7,650,000.00) by bank cashier’s or certified check payable to the order of or by wire transfer to an account specified by Seller;

(ii) a convertible promissory note payable to Seller in the principal amount of up to Ten Million Dollars ($10,000,000.00) in the form of Exhibit 2.4(b) (the “Promissory Note”);

              (iii)         a certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date; and

(iv) the Retention Agreements, executed by Buyer.

            2.5.         Adjustment Amount.  The “Adjustment Amount” will be equal to the net taxable income or gain, if any, of the Company as reported on Form 1065, Schedule K-1, for the period December 28, 2003 through the Closing Date (exclusive of any income or gain attributable to or resulting from the Contemplated Transactions, which exclusion includes results of any Section 338(h)(10) election made pursuant to Section 5.10 hereof) multiplied by the effective combined federal and state income tax rate of 38%.

            2.6.         Adjustment Procedure.  On or before February 1, 2005, Seller shall deliver to Buyer Seller’s computation of the Adjustment Amount, together with substantiating documentation and calculations.  If within thirty days following delivery of such computation, Buyer has not given Seller notice of its objection thereto (such notice must contain a statement of the basis of Buyer’s objection), then the Adjustment Amount will be deemed binding and conclusive on Buyer and Seller. If Buyer gives such notice of objection, then the issues in dispute will be submitted to Ernst & Young, LLP, certified public accountants (the “Accountants”), for resolution. If issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (iii) Buyer and Seller will each bear 50% of the fees of the Accountants for such determination.

                            (b)        On the tenth business day following the final determination of the Adjustment Amount, Buyer will pay the Adjustment Amount to Seller. Payments must be made in immediately available funds.

3.         REPRESENTATIONS AND WARRANTIES OF SELLER

            Seller represents and warrants to Buyer as follows:

            3.1.         Organization and Good Standing.  Part 3.1 of the Disclosure Letter contains a complete and accurate list for each of the Company and Seller of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder option or warrant holder, or other holder of rights to ownership of the Company, and the number of shares or description of rights held by each).  The Company is an S-corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under the Applicable Contracts. The Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of Colorado, with full power and authority to own and sell the Shares and to perform all of its obligations under the Seller’s Closing Documents. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

                           (b)        Seller has delivered to Buyer copies of all of the Organizational Documents of each of the Company and Seller, as currently in effect.

            3.2.        Authority; No Conflict.

                           (a)         This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery by Seller of the Seller’s Releases and this Agreement (collectively, the “Seller’s Closing Documents”), the Seller’s Closing Documents will constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver the Seller’s Closing Documents and to perform its obligations under the Seller’s Closing Documents.

                           (b)         Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

              (i)         contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the stockholders of the Company;

              (ii)         contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or either Seller, or any of the assets owned or used by the Company, may be subject;

              (iii)         contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental  Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

              (iv)         cause Buyer or the Company to become subject to, or to become liable for the payment of, any Tax, other than any sales, use, or transfer tax resulting from any 338(h)(10) election made pursuant to Section 5.10 hereinbelow;

(v) cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

              (vi)         contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

(vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

                            Except as set forth in Part 3.2 of the Disclosure Letter, neither Seller nor the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

                            (c)         Seller is acquiring the Promissory Note for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act. Seller is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act.

            3.3.          Capitalization.  The authorized equity securities of the Company consist of 7,500,000 shares of common stock, par value $0.01 per share, and 2,500,000 shares of preferred stock, par value $0.01 per share, of which 4,579 shares of common stock are issued and outstanding and constitute the Shares. Seller is and will be on the Closing Date the sole record and beneficial owner and holder of the Shares, free and clear of all Encumbrances.  Kennedy is the sole member of Seller and holds 100% of the issued and outstanding membership interests in the Seller.  No other person holds any ownership interest, economic or otherwise, in Seller.  No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company.  All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company.  None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement.  The Company neither owns, nor has any Contract to acquire, any equity securities or other securities of any Person  or any direct or indirect equity or ownership interest in any other business.

            3.4.          Financial Statements.  Seller has delivered to Buyer: (a) consolidated audited balance sheets of the Company as at December 29, 2001, and December 28, 2002, and the related audited consolidated statements of income, changes in stockholders’ equity, and cash flow for each of the fiscal years then ended, together with the report thereon of Ehrhardt Keefe Steiner & Hottman P.C., independent certified public accountants, (b) a consolidated balance sheet of the Company as at December 27, 2003 (including the notes thereto, the “Balance Sheet”), and the related consolidated audited statements of income, changes in stockholders’ equity, and cash flow for the fiscal year then ended, together with the report thereon of Ehrhardt Keefe Steiner & Hottman P.C., independent certified public accountants, and (c) an unaudited consolidated balance sheet of the Company as at January 23, 2004 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of income for the month then ended, excluding in each case the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP (except for the lack of notes with respect to the Interim Balance Sheet and related statements of income).  No financial statements of any Person other than the Company are required by GAAP to be included in the consolidated financial statements of the Company.

            3.5.          Books and Records.  The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls, and do not omit any material fact in order to make the statements made not misleading. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and no meeting of any such stockholders or Board of Directors has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

            3.6.          Title to Properties; Encumbrances.  Part 3.6 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by the Company. Seller has delivered or made available to Buyer copies of the leases or other Contracts by which the Company acquired such real property interests. The Company owns all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own located in the facilities owned or operated by the Company or reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6 of the Disclosure Letter and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice), which subsequently purchased or acquired properties and assets (other than inventory and short-term investments) are listed in Part 3.6 of the Disclosure Letter. All material properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances.

            3.7.          Condition and Sufficiency of Assets.  The buildings, plants, structures, and equipment of the Company are structurally sound, are in good operating condition and repair (subject to normal wear and tear), and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of the Company are sufficient for the continued conduct of the Company’s businesses after the Closing in substantially the same manner as conducted prior to the Closing.

            3.8.          Accounts Receivable.  All accounts receivable of the Company that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within one hundred twenty days after the Closing Date. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 3.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

            3.9.          Inventory.  All inventory of the Company, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or net realizable value on a first in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

            3.10.          No Undisclosed Liabilities.  Except as set forth in Part 3.10 of the Disclosure Letter, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.  Specifically, there are no remaining obligations to be performed by the Company and no liabilities related thereto in connection with Seller’s acquisition of the Company other than liabilities incurred in the Ordinary Course of Business including any such liabilities incurred or to be incurred in the Ordinary Course of Business under the Contracts.

            3.11.        Taxes.

                            (a)           The Company has received notice from the IRS of acceptance of the Company’s election to be taxed in accordance with the provisions of subchapter S of the IRC effective since January 1, 2001, which notice is still in force and effect, and has not been revoked by the IRS.

                            (b)           The Company has filed or caused to be filed on a timely basis since 1999 all Tax Returns that are or were required to be filed by or with respect to the Company, pursuant to all applicable Legal Requirements.  All such Tax Returns as so filed are true, correct, and complete.  Seller has delivered to Buyer copies of, and Part 3.11 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns filed since January 1, 2001. The Company, Seller, or Kennedy, as the case may be, has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Seller or the Company, except such Taxes, if any, as are listed in Part 3.11 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet.

                            (c)           Part 3.11 of the Disclosure Letter contains a complete and accurate list of all audits of the United States federal and state income Tax Returns filed by the Company which were conducted by the IRS or relevant state tax authorities since January 1, 2001, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 3.11 of the Disclosure Letter, are being contested in good faith by appropriate proceedings. Part 3.11 of the Disclosure Letter describes all adjustments to the United States federal income Tax Returns filed by the Company or any group of corporations including the Company for all taxable years since 2001, and the resulting deficiencies proposed by the IRS. Except as described in Part 3.11 of the Disclosure Letter, neither Seller nor the Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.

                            (d)           The charges, accruals, and reserves with respect to Taxes on the respective books of the Company are adequate (determined in accordance with GAAP) and are at least equal to the Company’s liability for Taxes. There exists no proposed tax assessment against the Company except as disclosed in the Balance Sheet or in Part 3.11 of the Disclosure Letter.  All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

            3.12.        No Material Adverse Change.  Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

            3.13.        Employee Benefits. Definitions.  For purposes of this Section 3.13 of this Agreement:

             (i)        Employee Plan.  The term “Employee Plan” means any plan, program, arrangement, fund, policy, practice or contract which, through which or under which the Company or any XEL ERISA Affiliate (as hereinafter defined) provides benefits or compensation to or on behalf of present or former employees, directors, consultants or other service providers of the Company or any XEL ERISA Affiliate, whether formal or informal, whether or not written, including but not limited to the following:

(A) Arrangements — any bonus, incentive compensation, stock option, deferred compensation, commission, severance pay, golden parachute, split dollar or other compensation plan or rabbi trust;

                         (B)      ERISA Plans — any “employee benefit plan” (as defined in Section 3(3) of ERISA), including, but not limited to, any multiemployer plan (as defined in Section 3(37) and Section 4001(a)(3) of ERISA), defined benefit plan, profit sharing plan, money purchase pension plan, 401(k) plan, savings or thrift plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits; and

                         (C)      Other Employee Fringe Benefits — any stock purchase, vacation, scholarship, day care, prepaid legal services, dependent care or other fringe benefits plans, programs, arrangements, contracts or practices.

             (ii)        XEL ERISA Affiliate.  The term “XEL ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Company is treated as a single employer under Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the “Code”).

                            (b)           Identification of Benefits Plans.  Except as set forth in Schedule 3.13 and except for Employee Plans which have been terminated and with respect to which neither the Company nor any XEL ERISA Affiliate has any financial, administrative or other liability, obligation or responsibility, the Company and the XEL ERISA Affiliates do not maintain, nor have they at any time established or maintained, nor have they at any time been obligated to make, or otherwise made, contributions to or under or otherwise participated in any Employee Plan.

                            (c)           Compliance With All Statutes, Orders and Rules.  Except as set forth in Schedule 3.13, the Company and each XEL ERISA Affiliate are in compliance in all material respects with the requirements prescribed by and all statutes, orders and governmental rules and regulations applicable to the Employee Plans; and all reports and disclosures relating to the Employee Plans required to be filed with or furnished to any governmental entity, participants or beneficiaries prior to the Closing Date have been or will be filed or furnished in a timely manner and in accordance with applicable laws.

                            (d)           Multiemployer Liability/Post-Retirement Medical and Death Benefits.  Neither the Company nor any XEL ERISA Affiliate maintains, or has at any time established or maintained, or has at any time been obligated to make, or made, contributions to or under any multiemployer plan (as defined in Section 3(37) and Section 4001(a)(3) of ERISA).  Neither the Company nor any XEL ERISA Affiliate maintains, or has at any time established or maintained, or has at any time been obligated to make, or made, contributions to or under any plan which provides post-retirement medical, health or death benefits with respect to present or former employees, except as required by Section 4980B of the Code and Section 602 of ERISA.

                            (e)           Qualified Status.  Except as disclosed in Schedule 3.13, each Employee Plan that is funded through a trust or insurance contract has at all times satisfied in all material respects, by its terms and in its operation, all applicable requirements for an exemption from federal income taxation under Section 501(a) of the Code.  Except as set forth in Schedule 3.13 (the “Subsection (e) Scheduled Plans”), neither the Company nor any XEL ERISA Affiliate maintains or previously maintained an Employee Plan which meets or was intended to meet the requirements of Section 401(a) of the Code.  Any determination letter issued by the Internal Revenue Service to the effect that the Subsection (e)

Scheduled Plans qualify under Section 401(a) of the Code and that the related trust is exempt from taxation under Section 501(a) of the Code remains in effect and has not been revoked and nothing has occurred since the date of such letter that has resulted in or is likely to result in a tax qualification defect.  The Subsection (e) Scheduled Plans currently comply in form with the requirements under Section 401(a) of the Code, other than changes required by statutes, regulations and rulings for which amendments are not yet required.  To the extent applicable, each Subsection (e) Scheduled Plan has been tested for compliance with, and has satisfied the requirements of, Section 401(k)(3) and 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

                            (f)           Legal Actions.  Except as disclosed in Schedule 3.13, there are no actions, audits, suits or claims known to the Company which are pending or threatened against any Employee Plan, any fiduciary of any of the Employee Plans with respect to the Employee Plans or against the assets of any of the Employee Plans, except claims for benefits made in the ordinary course of the operation of such plans.

                            (g)           Funding.  Except as disclosed in Schedule 3.13, as of the Closing Date, the Company and each XEL ERISA Affiliate have made full and timely payment of all amounts required to be contributed under the terms of each Employee Plan and applicable law or required to be paid as expenses, including premium payments, under such Employee Plan and no excise taxes are assessable as a result of any nondeductible or other contributions made or not made to an Employee Plan.  The assets of all Employee Plans which are required under applicable laws to be held in trust are in fact held in trust, and the market value of the assets of each such Employee Plan equal or exceed the liabilities of each such plan.  To the extent applicable, the liabilities of each other Employee Plan are properly and accurately reported on the Balance Sheet in accordance with GAAP.  The assets of each Employee Plan reported at their fair market value on the books and records of each plan.

                            (h)           Liabilities.  Neither the Company nor any XEL ERISA Affiliate is subject to any material liability, tax or penalty whatsoever to any person whomsoever as a result of the Company’s or any XEL ERISA Affiliate’s engaging in a prohibited transaction under ERISA or the Code, and the Company has no knowledge of any circumstances which reasonably might result in any such material liability, tax or penalty as a result or a breach of fiduciary duty under ERISA.

                            (i)           Golden Parachute.  No payment required to be made to any employee of the Company or any XEL ERISA Affiliate as a result of the transactions contemplated hereby under any contract or otherwise will, if made, constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

                            (j)           COBRA/HIPAA, etc.  The Company and each XEL ERISA Affiliate have complied in all material respects with the continuation coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608, and with the group health plan provisions of Subtitle K, Chapter 100 of the Code and Section 701 et seq. of ERISA.

                            (k)           Defined Benefit Plans/Money Purchase Plans.  Neither the Company nor any XEL ERISA Affiliate maintains or contributes or has maintained or contributed to an “employee benefit pension plan” within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA or Section 412 of the Code.

                            (l)           Termination/Withdrawal.  Except as set forth in Schedule 3.13, the Company may terminate any Employee Plan prospectively at any time without further liability to the Company or any XEL ERISA Affiliate, including, without limitation, any additional contributions, penalties, premiums, fees or any other charges as a result of the termination, except to the extent of funds set aside for such purpose or reflected as reserved for such purpose on the Balance Sheet.

                            (m)           Except as set forth in Schedule 3.13, the consummation of the transaction contemplated hereby will not accelerate or increase any liability under any Employee Plan because of an acceleration or increase of any of the rights or benefits to which employees of the Company or any XEL ERISA Affiliate may be entitled thereunder.

            3.14.        Compliance with Legal Requirements; Governmental Authorizations.

                           (a)          Except as set forth in Part 3.14 of the Disclosure Letter:

             (i)       the Company is, and at all times since January 1, 2001 has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

             (ii)      no event has occurred or circumstance exists that (with or without notice  or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

             (iii)     the Company has not received, at any time since January 1, 2001, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                          (b)         Part 3.14 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.14 of the Disclosure Letter:

             (i)       the Company is, and at all times since January 1, 2001 has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.14 of the Disclosure Letter;

             (ii)      no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter;

             (iii)     the Company has not received, at any time since January 1, 1999, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

             (iv)     all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

            The Governmental Authorizations listed in Part 3.14 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate their businesses  in the manner they currently conduct and operate such businesses and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

            3.15.        Legal Proceedings; Orders.

(a) There is no pending Proceeding:

(i) that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

            To the Knowledge of Seller and the Company, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

(b) Further:

(i) there is no Order to which the Company, or any of the assets owned or used by the Company, is subject;

(ii) neither Seller is not subject to any Order that relates to the business of, or any of the assets owned or used by, the Company; and

              (iii)          no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

(c) Further:

              (i)            to Seller’s Knowledge, the Company is, and at all times since January 1, 2001 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

              (ii)           no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject; and

              (iii)          the Company has not received, at any time since January 1, 2001, any notice or other communication (whether oral or written) from any  Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

            3.16.        Absence of Certain Changes and Events.  Since the date of the Balance Sheet, the Company has conducted its businesses only in the Ordinary Course of Business and there has not been any:

                            (a)         change in the Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock, except for two distributions from the Company to the Seller in January 2004 in the aggregate amount of $40,000 for taxes payable by the Seller related to income of the Company (“January Distribution”) and except as contemplated by Section 5.6 hereof;

                            (b)         amendment to the Organizational Documents of the Company;

                            (c)         payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

                            (d)         adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

                            (e)         damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

                            (f)         entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $10,000;

                            (g)         sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

                            (h)         cancellation or waiver of any claims or rights with a value to the Company in excess of $10,000;

                            (i)         material change in the accounting methods used by the Company;

                            (j)         notice received by or Knowledge of the Company or the Seller of any material failures or non-compliance or non-conformance of any of its products; or

                            (k)         agreement, whether oral or written, by the Company to do or with respect any of the foregoing.

            3.17.        Contracts; No Defaults.

                            (a)         Part 3.17(a) of the Disclosure Letter (itemized by romanette subsection) contains a complete and accurate list, and Seller has delivered to Buyer true and complete copies, of:

(i) each Applicable Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $10,000;

(ii) each Applicable Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of $10,000;

(iii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company in excess of $10,000;

             (iv)           each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and with terms of less than one year);

             (v)            each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

(vi) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

(vii) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

             (viii)         each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or any Affiliate of the Company or limit the freedom of the Company or any Affiliate of the Company to engage in any line of business or to compete with any Person;

(ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(x) each power of attorney that is currently effective and outstanding;

             (xi)           each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

(xii) each Applicable Contract for capital expenditures in excess of $10,000;

(xiii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; and

(xiv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

            Part 3.17(a) of the Disclosure Letter sets forth reasonably complete details concerning such Contracts, including the date and parties to the Contracts, and a summary of the nature of the Contract.

(b) Except as set forth in Part 3.17(b) of the Disclosure Letter:

             (i)            Seller (and no Related Person of Seller) has no and may acquire no rights under, and Seller has or may become subject to no obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company; and

             (ii)           to Seller’s Knowledge, no officer, director, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

                         (c)         Each Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws relating to or affecting the rights of creditors generally.

                         (d)         Except as set forth in Part 3.17(d) of the Disclosure Letter:

             (i)            the Company is, and at all times since January 1, 2001 has been, in full compliance with all applicable terms and requirements of each Contract under which the Company has or had any obligation or liability or by which the Company or any of the assets owned or used by the Company is or was bound;

(ii) each other Person that has or had any obligation or liability under any Contract under which the Company has or had any rights is, and at all times since

January 1, 2001 has been, in full compliance with all applicable terms and requirements of such Contract;

             (iii)          no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable  Contract; and

             (iv)          the Company has not given to nor received from any other Person, at any time since January 1, 2001, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

                          (e)         There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

                          (f)         The Contracts relating to the sale, design, manufacture, or provision of products or services by the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

            3.18.        Insurance.

(a) Seller has delivered to Buyer:

             (i)            true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is or has been covered at any time within the 5 years preceding the date of this Agreement;

(ii) true and complete copies of all pending applications for policies of insurance; and

(iii) any statement by the auditor of the Company’s financial statements with regard to the adequacy of such entity’s coverage or of the reserves for claims.

(b) Part 3.18(b) of the Disclosure Letter describes:

(i) any self-insurance arrangement by or affecting the Company, including any reserves established thereunder;

(ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company; and

             (iii)          all obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

                            (c)         Part 3.18(c) of the Disclosure Letter sets forth, by year, for the current policy year and each of the 5 preceding policy years:

(i) a summary of the loss experience under each policy;

(ii) a statement describing each claim under an insurance policy for an amount in excess of $1,000, which sets forth:

(A)	the name of the claimant;

(B)	a description of the policy by insurer, type of insurance, and period of coverage; and

(C)	the amount and a brief description of the claim; and

(iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

                            (d)         Except as set forth on Part 3.18(d) of the Disclosure Letter:

(i) All policies to which the Company is a party or that provide coverage to Seller, the Company, or any director or officer of the Company:

(A)	are valid, outstanding, and enforceable;

(B)	are issued by an insurer that is financially sound and reputable;

(C)

taken together, provide adequate insurance coverage for the assets and the operations of the Company [for all risks normally insured against by a Person carrying on the same business or businesses as the Company;

(D)	are sufficient for compliance with all Legal Requirements and Contracts to which the Company is a party or by which it is bound;

(E)	will continue in full force and effect following the consummation of the Contemplated Transactions; and

(F)	do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.

             (ii)           Neither the Seller nor the Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

             (iii)          The Company has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which the Company is a party or that provides coverage to the Company or any director thereof.

(iv) The Company have given notice to the insurer of all claims that may be insured thereby.

            3.19.       Environmental Matters.  The Company, with respect to the Facility is, and at all times has since January 1, 1999 been, in compliance with, and has not been and is not in violation of or liable under, any Environmental Law.  Neither the Company nor the Seller has any basis to expect, nor has the Company the Seller or any other Person for whose conduct it is or may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, (ii) the current or prior owner or operator of the Facility, or (iii) any other third-party, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to the Facility or any other properties or assets (whether real, personal, or mixed) in which the Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were Released, generated, manufactured, refined, transferred, imported, used, or processed by the Company or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been Released, transported, treated, stored, handled, transferred, disposed, recycled, or received.

                           (b)        There are no pending or, to the Knowledge of the Company or the Seller, Threatened, claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to the Facility.

                           (c)        Neither the Company nor the Seller has any Knowledge of any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, request for information, notice, Order, summons, warning, or other communication that relates to Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to the Facility, or with respect to any property or facility to which Hazardous Materials were or are Released, generated, manufactured, refined, transferred, imported, used, or processed by or from the Facility for whose conduct Seller is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                           (d)        Neither the Company nor the Seller nor any other Person for whose conduct it is or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facility, or with respect to the Business, any other properties and assets in which the Seller (or any predecessor) had an interest.

                           (e)        There are no Hazardous Materials present In the Facility or In the Environment at the Facility except those Hazardous Materials (i) held in compliance with all applicable Environmental Laws, and (ii) the presence of which would not trigger any reporting, clean up or remedial obligation pursuant to any Environmental Law.

                           (f)        There has been no Release of any Hazardous Materials On, at or from the Facility or On or at any other locations where any Hazardous Materials were Released, generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facility, or from or by any other properties and assets in which the Company had an interest.

                           (g)        The Seller has delivered to Purchaser true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Company pertaining to Hazardous Materials On the Facility, or concerning compliance by the Company or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

                           (h)        Neither the Company nor the Seller has any knowledge that the Facility has been (i) constructed and/or maintained with the use of Hazardous Materials, or (ii) used as a landfill or for mining activities.  There are no aboveground or underground storage tanks, whether in use or closed, On the Facility.  There have been no above-ground or underground storage tanks removed by or on behalf of the Company at or from the Facility.

                           (i)        The Company has had since January 1, 1999 and presently has all governmental permits, licenses, consents, approvals, certifications and authorizations relating to environmental protection or health or safety matters (collectively, “Environmental Permits”) necessary to conduct its operations and has been in the past and is presently in compliance with all the Environmental Permits (including, without limitation, any information provided on the applications therefor and all restrictions or limitations therein) and has made all appropriate filings for issuance or renewal of all of the Environmental Permits.  Neither the Company nor the Seller has any Knowledge of any proceedings to substantially modify or to revoke any such Environmental Permits.

            3.20.       Employees.

                           (a)        Part 3.20 of the Disclosure Letter contains a complete and accurate list of the following information for each employee or director of the Company, including each employee on leave of absence or layoff status: name; job title; and current compensation paid or payable; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company’s pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any Director Plan.

                           (b)        To Seller’s Knowledge, no employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his or her duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Seller or the Company by any such employee or director. To Seller’s Knowledge, no director, officer, or other Key Employee intends to terminate his or her employment with the Company.

                           (c)        Part 3.20 of the Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

                           (d)        All present employees of the Company have signed and delivered one or the other of the two form non-disclosure agreements attached hereto as Exhibit 3.20(d) without modification.

            3.21.       Labor Relations; Compliance.  Since January 1, 2001, the Company has not been a party to any collective bargaining or other labor Contract. Since January 1, 2001, there has not been, there is not presently pending or existing, and to Seller’s Knowledge there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company or the Facility, or (c) any application for certification of a collective bargaining agent. To Seller’s Knowledge no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated. The Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

            3.22.       Intellectual Property.

                           (a)       Intellectual Property Assets—The term “Intellectual Property Assets” includes:

(i) the name XEL Communications, Inc., XSP-100 Shark, all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, “Marks”);

(ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, “Patents”);

(iii) all copyrights in both published works and unpublished works (collectively, “Copyrights”);

(iv) all rights in mask works (collectively, “Rights in Mask Works”); and

             (v)          all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, “Trade Secrets”); owned, used, or licensed by the Company as licensee or licensor.

                           (b)       Agreements—Part 3.22(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all Contracts relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $1,000 under which the Company is the licensee. There are no outstanding and, to Seller’s Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

                           (c)       Know-How Necessary for the Business

           (i)            The Intellectual Property Assets are all those necessary for the operation of the Company’s business as it is currently conducted and as reflected in the business plan given to Buyer. The Company is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, Encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

           (ii)           Except as set forth in Part 3.22(c) of the Disclosure Letter, all former and current employees of the Company have executed written Contracts with the Company that assign to the Company all rights to any inventions, improvements, discoveries, or information relating to the business of the Company. No employee of the Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Company.

                           (d)       Patents

           (i)           Part 3.22(d) of the Disclosure Letter contains a complete and accurate list and summary description of all Patents. The Company is the owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances, entities, and other adverse claims.

           (ii)           All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

           (iii)           No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To Seller’s Knowledge, there is no potentially interfering patent or patent application of any third party.

           (iv)           No Patent is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way. None of the products manufactured and sold, nor any process or know-how used, by the Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(v) All products made, used, or sold under the Patents have been marked with the proper patent notice.

                           (e)       Trademarks

           (i)           Part 3.22(e) of Disclosure Letter contains a complete and accurate list and summary description of all Marks. The Company is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

           (ii)           All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

(iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Seller’s Knowledge, no such action is Threatened with the respect to any of the Marks.

(iv) To Seller’s Knowledge, there is no potentially interfering trademark or trademark application of any third party.

           (v)           No Mark is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way. None of the Marks used by the Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

(vi) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

                           (f)       Copyrights

           (i)           Part 3.22(f) of the Disclosure Letter contains a complete and accurate list and summary description of all Copyrights. The Company is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

           (ii)           All the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

           (iii)           No Copyright is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

(iv) All works encompassed by the Copyrights have been marked with the proper copyright notice.

                           (g)       Trade Secrets

           (i)           With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

(ii) Seller and the Company have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

           (iii)           The Company has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Seller’s Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Company) or to the detriment of the Company. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

            3.23.       Certain Payments.  Since January 1, 2001, and to Seller’s Knowledge from January 1, 1999 until January 1, 2001, neither the Company nor any director, officer, agent, or employee of the Company, or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

            3.24.       Disclosure.

                           (a)       No representation or warranty of Seller in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                           (b)       No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

                           (c)       There is no fact known to Seller that has specific application to either Seller or the Company (other than general economic or industry conditions) and that materially adversely affects or, as far as Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement or the Disclosure Letter.

                           (d)       Seller has no Knowledge that any third-party to any of the Contracts set forth on Part 3.2 of the Disclosure Letter intends to (i) withhold its Consent to the Contemplated Transactions or (ii) terminate such Contract.

            3.25.       Relationships with Related Persons.  Neither Seller nor any Related Person of Seller or of the Company has, or since January 1, 2002, has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company’s businesses. Neither Seller nor any Related Person of Seller or of the Company is, or since  has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a “Competing Business”) in any market presently served by the Company. Except as set forth in Part 3.25 of the Disclosure Letter, neither Seller nor any Related Person of Seller or of the Company is a party to any Contract with, or has any claim or right against, the Company.

            3.26.       Brokers or Finders.  Seller and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

4.         REPRESENTATIONS AND WARRANTIES OF BUYER

            Buyer represents and warrants to Seller as follows:

            4.1.       Organization and Good Standing.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

            4.2.       Authority; No Conflict.  This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of this Agreement, the Retention Agreements, and the Promissory Note (collectively, the “Buyer’s Closing Documents”), the Buyer’s Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the other Buyer’s Closing Documents and to perform its obligations under this Agreement and the other Buyer’s Closing Documents.

                           (b)       Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i)	any provision of Buyer’s Organizational Documents;

(ii)	any resolution adopted by the board of directors or the stockholders of Buyer;

(iii)	any Legal Requirement or Order to which Buyer may be subject; or

(iv)	any Contract to which Buyer is a party or by which Buyer may be bound.

            Except as set forth in Schedule 4.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

            4.3.       Investment Intent.  Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

            4.4.       Certain Proceedings.  There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened.

            4.5.       Brokers or Finders.  Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement except as set forth in Section 11.1 hereinbelow and will indemnify and hold Seller harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

            4.6.       Disclosure.  There is no fact known to Buyer that has specific application to Buyer (other than general economic or industry conditions) and that materially adversely affects its ability to perform its payment obligations pursuant to the Promissory Note.

5.         COVENANTS OF SELLER

            5.1.        Access and Investigation.  Between the date of this Agreement and the Closing Date, Seller will, and will cause its Representatives to, (a) afford Buyer and its Representatives (collectively, “Buyer’s Advisors”) full and free access to the Company’s personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer’s Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer’s Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

            5.2.        Operation of the Businesses of the Company.  Between the date of this Agreement and the Closing Date, Seller will, and will cause the Company to:

                           (a)        conduct the business of the Company only in the Ordinary Course of Business;

                           (b)        use their Best Efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company;

                           (c)        confer with Buyer concerning operational matters of a material nature; and

                           (d)        otherwise report to Buyer concerning the status of the business, operations, and finances of the Company.

            5.3.        Negative Covenant.  Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will not, and will cause the Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.16 is likely to occur.

            5.4.        Required Approvals.  As promptly as practicable after the date of this Agreement, Seller will, and will cause the Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions (including all filings under the HSR Act, if necessary). Between the date of this Agreement and the Closing Date, Seller will, and will cause the Company to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all consents identified in Schedule 4.2 (including taking all actions requested by Buyer to cause early termination of any applicable waiting period under the HSR Act, if necessary).

            5.5.        Notification.  Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller or the Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Seller’s representations and warranties as of the date of this Agreement, or if Seller or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

            5.6.        Payment of Indebtedness by Related Persons.  Except as expressly provided in this Agreement, Seller will cause all indebtedness owed to the Company by Seller or any Related Person of Seller to be paid in full prior to Closing, except for that certain promissory note having an outstanding principal balance of on the Balance Sheet of $4,008,969 payable by Seller pursuant to a promissory note (“Seller Loan”).  The parties acknowledge and agree that since the date of the Balance Sheet, the balance of the Seller Loan has increased by the amount of the January Distribution and further agree that prior to the Closing Date the balance of the Seller Loan will be reduced by the amount of the Company’s taxable income for fiscal year 2003 and the period between December 28, 2003 and the Closing Date.  Simultaneously with the Closing, all promissory notes representing the Seller Loan shall be distributed to the Seller.

            5.7.        No Negotiation.  Until such time, if any, as this Agreement is terminated pursuant to Section 9, Seller will not, and will cause the Company and its Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.

            5.8.        Best Efforts.  Between the date of this Agreement and the Closing Date, Seller will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

            5.9.        S-Corporation Tax Requirements.  Buyer shall cause the Company to prepare the federal and all applicable state and local income tax returns for the S termination year (as defined in Code Section 1362(e)) that ends on the Closing Date, which returns shall be prepared on a basis consistent with the terms and agreement reached in Section 5.10 and in this Agreement generally, and shall submit any such return not later than thirty (30) days prior to the due date (including extensions) for filing such return to the Seller for the Seller’s review and consent prior to the filing of any such return.  Buyer shall cause the Company to engage Ehrhardt Keefe Steiner & Hottman P.C. to assist in such preparation, shall provide representatives of such firm reasonable access to the books and records of the Company to enable such firm to prepare the returns and shall pay all fees and expenses of such firm in connection with such preparation.

            5.10.        338(h)(10) Election.  Seller and Kennedy hereby covenant and agree with Buyer that, if the Buyer so determines that a Section 338(h)(10) Election should be made, the Seller and Kennedy will join in the making of an election under Section 338(h)(10) of the IRC.  The Buyer shall be responsible for the preparation and filing of such IRS forms and other documents that may be required to effect the 338(h)(10) election for federal and state income tax purposes, and Seller and Kennedy agree to provide Buyer with such information as may be required to properly complete any such forms and other documents, and shall execute such forms and documents.  The Buyer, Seller and Kennedy agree that for purposes of allocating the consideration being paid (which shall equal the Purchase Price, as adjusted, plus the liabilities being assumed or to which the assets being acquired under this Agreement are subject) amongst the assets of the Company in order to compute the amount of taxable gain resulting from the “deemed) sale of assets (as required by IRC Section 338(h)(10) and the regulations thereunder), the residual method of allocation shall be used.  For purposes of computing gain or loss with respect to any goodwill or going concern value of the Company, the excess of the total amount of consideration “deemed” paid over the adjusted basis (as last determined on the Company’s tax books and records) of the Company’s assets (other than goodwill and going concern value) shall be allocated and be considered to be paid for the Company’s goodwill and going concern value.  For purposes of computing gain or loss on the Company’s assets other than goodwill and going concern value, that portion of the consideration equal to the adjusted basis of the Company’s assets (other than goodwill and going concern value) shall be allocated to each such Company asset in an amount equal to such adjusted basis.  In the event that a determination is made by the IRS or another taxing authority that results in an assessment of tax as a result of a re-allocation of consideration from goodwill or going concern value and to another Company asset that is taxed at other than the more favorable capital gain’s rate, then Buyer shall pay to Seller an amount equal to: (a) the amount obtained when (i) the amount of such gain so computed which is subject to taxation at income tax rates other than capital gains rates is multiplied by (ii) the difference between the income tax rate at which such gain is taxed minus the capital gains tax rate at which such gain was originally taxed (the “Tax Rate Differential”); divided by (b) one (1) minus the Tax Rate Differential; plus (c) any interest payable on such assessment of tax (the “Tax Gross-Up”).  The Tax Gross-Up shall be paid by the Buyer not later than three (3) days prior to the date such assessment of tax becomes due and payable by Seller.  Further, Buyer agrees to indemnify and hold harmless Seller from and against any and all additional income taxes incurred by Seller as a result of the 338(h)(10) Election and all sales, use, transfer, ad valorem, and personal property taxes (and penalties and interest thereon) that become due as a result of the making of a 338(h)(10) election and any such amounts shall be paid to Seller by Buyer within (30) days after determination that such taxes will be due and owing by Seller.  Buyer shall pay the reasonable fees and expenses of Ehrhardt Keefe Steiner & Hottman P.C. incurred in connection with any tax calculation or preparation required in connection with the 338(h)(10) Election.

            5.11.        Kennedy Restrictive Covenants.  Seller’s right to receive payment pursuant to this Agreement and the Promissory Note and Buyer’s covenants under this Agreement are conditioned upon Seller and its principal, James S. Kennedy:  (a) not performing, commencing at Closing and continuing through the third anniversary of the Closing Date (the “Restrictive Covenant Period”), any activities competitive with those currently conducted as of the Closing Date by the Company anywhere in the world; and (b) not soliciting for employment, or otherwise contacting for the purpose of soliciting any current or future employees of the Company or Buyer during the Restrictive Covenant Period.The parties hereto acknowledge and agree that the covenants of Seller set forth herein are a material consideration for the entering into this Agreement, that Buyer is relying on the covenants made herein, that the impositions set forth herein are reasonable with respect to duration, geographical area, and scope to protect Buyer’s investment, and that the parties hereto intend the provisions hereof to be enforceable to the full extent of applicable law.

                        (c)        Seller acknowledges and recognizes that a breach of any of the covenants set forth herein would result in serious harm to Buyer for which monetary damages may not be an adequate remedy and that the amount of such damages may be difficult to determine; therefore, if Seller breaches the covenants set forth in this Section 5.11, Buyer will be entitled, in addition to any other rights they may have, to obtain injunctive or other equitable relief in addition to any other available legal or equitable remedies without the necessity of posting a bond to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of this Agreement, it being agreed that money damages alone would be inadequate to compensate Buyer and would be an inadequate remedy for such breach.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.

                         (d)        It is the express intention of the parties hereto to comply with all laws that may be applicable to this Section 5.11 and elsewhere in this Agreement.  Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement.  If any of the covenants set forth in this Agreement are held to be unreasonable, arbitrary or against public policy, such covenants will be considered divisible and modifiable with respect to scope, time, and geographic area, so as to be enforceable and in such different scope, time and geographic area, will be effective, binding and enforceable against Seller.

            5.12.        Car Lease Assumption.  Seller and Kennedy hereby covenant and agree to take all necessary actions to take assignment from the Company and assume all obligations with respect to the existing lease of that certain Land Rover, lessor being Primus Financial Services, lease dated March 10, 2001, having a 42 month term, and $938.87 monthly payment obligation.  Until the effectiveness of such assignment and assumption, Company shall allow Kennedy use of the Land Rover and Kennedy shall pay or reimburse the Company for the lease payments on such vehicle payable after the Closing Date and shall indemnify and hold harmless the Company from and against any claims or damage in connection with his operation or dominion thereof.

6.         COVENANTS OF BUYER PRIOR TO CLOSING DATE

            6.1.        Approvals of Governmental Bodies.  As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions (including all filings under the HSR Act, if necessary). Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, cooperate with Seller with respect to all filings that Seller is required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Seller in obtaining all consents identified in Part 3.2 of the Disclosure Letter; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

            6.2.        Best Efforts.  Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

            6.3.        Registration of Buyer Common Stock.  (a)        The Buyer Common Stock will not be registered under federal or state securities laws, but rather, issued pursuant to an exemption therefrom.  As a result, Seller acknowledges and agrees that such Buyer Common Stock is “restricted” stock as such term is defined under such securities laws and cannot be sold, pledged or transferred unless subsequently registered or unless an exemption is available allowing its resale.

                          (b)        Buyer, at its expense, shall file a shelf registration statement on SEC Form S-3, or such other Form then available to Buyer, (the “Registration Statement”) within thirty (30) days after the Closing Date, pursuant to Rule 415 under the Securities Act with respect to the Buyer Common Stock (collectively, “Registrable Shares”).  Buyer shall use its Reasonable Efforts to:  (i) have the Registration Statement declared effective on or before May 5, 2004; and (ii) keep the Registration Statement continuously effective and to supplement and amend it as required by the Securities Act and the regulations thereunder from the date the Registration Statement is declared effective (the “Initial Effective Date”) until the earliest to occur of the following events:  (A) such time as the Seller may transfer the Buyer Common Stock pursuant to the safe harbor provisions of Rule 144 under the Securities Act without having to comply with any volume limitations under such rule; (B) notification to Buyer that all Registrable Shares have been sold for the account of the Seller; or (C) a request by the Seller that the Registration Statement be terminated (the period between the Initial Effective Date and earliest to occur of such events is hereinafter referred to as the “Registration Statement Period”).  If the Registration

Statement ceases to be effective at any time during the Registration Statement Period, Buyer, at its expense, shall within thirty days of such cessation cause to be filed an additional shelf registration statement covering the unsold balance of the Registrable Shares and shall use its Best Efforts to have such registration statement declared effective as soon as practicable thereafter and keep such registration statement effective until the end of the Registration Statement Period.

                          (c)        Buyer agrees to furnish Seller with such number of conformed copies of any registration statement and prospectus included therein (including each preliminary prospectus) covering the Registrable Shares as Seller may request in order to facilitate the public sale of the Registrable Shares covered by such registration statement.

                          (d)        All expenses incurred in connection with any registration under this Agreement shall be paid by Buyer, including without limitation all registration and filing fees, printing expense, fees and disbursements of counsel and independent public accountants for the Buyer, fees and expenses (including counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of securities exchanges or the National Association of Securities Dealers, Inc., fees of transfer agents and registrars, but excluding any selling commissions and transfer taxes applicable to the sale of the Buyer Common Stock and any  legal fees and expenses of counsel or other advisers and agents of the Seller.

                          (e)        Buyer agrees to:

                       (i)        supplement and amend the Registration Statement in a timely manner if required by the registration form utilized by the Buyer, or by the instructions applicable to such form or by the Securities Act or the rules and regulations thereunder or if reasonably requested by a majority in aggregate amount of the holders of Registrable Shares and to furnish the Seller with copies of any such amendment or supplement at least twenty-four hours prior to its being filed with the SEC;

(ii) file with the SEC in a timely manner all reports and other documents required of Buyer under the Securities Act and the Exchange Act;

                      (iii)        make and keep public information regarding Buyer available (as those terms are understood and defined in Rule 144) at all times during the Registration Period or such longer period ending on the date upon which the Seller no longer needs to rely on Rule 144; and

                      (iv)        so long as Seller owns any Buyer Common Stock, furnish to Seller upon written request a written statement by Buyer that all reports and filings that are necessary to be filed by Buyer for Seller to avail itself of Rule 144 or 145 have been filed, and provide a copy of the most recent annual or quarterly report of Buyer, and any other reports and documents as Seller may reasonably request in availing itself of any rule or regulation of the SEC.

(f)        Buyer shall indemnify the Seller (and any Person who is an Affiliate of such Seller within the meaning of the Securities Act) against all expenses, claims, losses, damages, or liabilities, including, without limitation, reasonable attorneys’ fees and court costs, to which the Seller may become subject under the Securities Act, the Exchange Act or any rule or regulation under either of them or other statute or at common law, arising out of or based upon:  (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement, and any document incorporated by reference therein

(a “Registration Document”); or (ii) any omission or alleged omission to state a material fact required to be stated in any Registration Document or necessary in order to make any statement in any Registration Document not misleading.  Notwithstanding the foregoing, Buyer will not be liable to Seller to the extent that any liability arises out of or is based upon (A) any untrue statement or omission made in any Registration Document that had been corrected in a preliminary prospectus, prospectus supplement or amendment which had been furnished to Seller prior to any distribution of the document alleged to contain the untrue statement or omission or that was made in reliance upon and in conformity with information furnished by Seller, or its Agents and Affiliates, to Buyer; (B) any offer or sale of Registrable Securities after receipt by Seller of a Standstill Notice (as defined below) and prior to the expiration of the standstill period or the release of a revised prospectus, or (C) the Seller’s failure to comply with the prospectus delivery requirements under the Securities Act or failure to distribute its Registrable Securities in a manner consistent with its intended plan of distribution as provided to the Buyer and disclosed in the Registration Statement.  Buyer indemnification obligation will remain in full force and effect regardless of any investigation made by or on behalf of Seller and will survive transfer of the Registrable Shares by the Seller.

(g)        Notwithstanding the provisions of (b) and (e) above, Buyer shall have the right to delay the filing or the  effectiveness of the Registration Statement, or to suspend the effectiveness of the Registration Statement upon notice to the Seller (a “Standstill Notice”) during one or more periods aggregating not more than forty five (45) days in any twelve-month period in the event that (i) the Buyer would, in accordance with the advice of its counsel, be required to disclose in the prospectus information not otherwise then required by law to be publicly disclosed and (ii) in the judgment of the Buyer’s Board of Directors, there is a reasonable likelihood that such disclosure would materially and adversely affect any existing or prospective material business situation, transaction or negotiation or otherwise materially and adversely affect the Company.

7.         CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

            Buyer’s obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

            7.1.        Accuracy of Representations.

                          (a)        All of Seller’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

                          (b)        Each of Seller’s representations and warranties in Sections 3.1, 3.2, 3.3, 3.4, 3.12, and 3.24 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

            7.2.        Seller’s Performance.

                          (a)        All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

                          (b)        Each document required to be delivered pursuant to Section 2.4 must have been delivered, and each of the other covenants and obligations in Sections 5.4, 5.7 and 5.8 must have been performed and complied with in all respects.

            7.3.         Consents.    Each of the Consents identified in Part 3.2 of the Disclosure Letter, and each Consent identified in Schedule 4.2, must have been obtained and must be in full force and effect.

            7.4.         Additional Documents.  Each of the following documents must have been delivered to Buyer:

                          (a)        resignations, effective as of the Closing Date, from each officer and director of the Company in form and substance reasonably acceptable to Buyer; and

                          (b)        such other documents as Buyer may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in Section 8.4(a), (ii) evidencing the accuracy of any of Seller’s representations and warranties, (iii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller, (iv) evidencing the satisfaction of any condition referred to in this Section 7, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

            7.5.        No Proceedings.  Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

            7.6.        No Claim Regarding Stock Ownership or Sale Proceeds.  There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

            7.7.        No Prohibition.  Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

8.         CONDITIONS PRECEDENT TO SELLER’S  OBLIGATION TO CLOSE

            Seller’s obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

            8.1.        Accuracy of Representations.  All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

            8.2.        Buyer’s Performance.

                          (a)        All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

                          (b)        Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4 and must have made the cash payment required to be made by Buyer pursuant to Section 2.4(b)(i).

            8.3.        Consents.  Each of the Consents identified in Part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

            8.4.        Additional Documents.  Buyer must have caused the following documents to be delivered to Seller:

                          (a)        the Promissory Note duly executed by Buyer;

                          (b)        The Retention Agreements duly executed by Buyer; and

                          (c)        such other documents as Seller may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in Section 7.4(a), (ii) evidencing the accuracy of any representation or warranty of Buyer, (iii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (ii) evidencing the satisfaction of any condition referred to in this Section 8, or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

            8.5.        No Injunction.  There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Seller to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

9.         TERMINATION

            9.1.        Termination Events.  This Agreement may, by notice given prior to or at the Closing, be terminated:

                          (a)        by either Buyer or Seller if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

                          (b)        (i)       by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in Section 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with their obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

                          (c)        by mutual consent of Buyer and Seller; or

                          (d)        by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before March 1, 2004, or such later date as the parties may agree upon, unless the delay is caused by such proposed terminating party.

            9.2.        Effect of Termination.  Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

10.       INDEMNIFICATION; REMEDIES

            10.1.        Survival; Right to Indemnification Not Affected by Knowledge. All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificate delivered pursuant to Section 2.4(a)(v), and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

            10.2.        Indemnification and Payment of Damages by Seller.  Seller will indemnify and hold harmless Buyer, the Company, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

                          (a)        any Breach of any representation or warranty made by Seller in this Agreement (without giving effect to any supplement to the Disclosure Letter), the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by Seller pursuant to this Agreement;

                          (b)        any Breach of any representation or warranty made by Seller in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Disclosure Letter, other than any such Breach that is disclosed in a supplement to the Disclosure Letter and is expressly identified in the certificate delivered pursuant to Section 2.4(a)(v) as having caused the condition specified in Section 7.1 not to be satisfied;

                          (c)        any Breach by Seller of any covenant or obligation of the Seller in this Agreement; or

                          (d)        any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

            10.3.        Indemnification and Payment of Damages by Seller — Environmental Matters.  In addition to the provisions of Section 10.2, Seller will indemnify and hold harmless Buyer, the Company, and the other Indemnified Persons for, and will pay to Buyer, the Company, and the other Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:

                          (a)        any Environmental, Health, and Safety Liabilities arising out of or relating to: (i) (A) the ownership, operation, or condition at any time since January 1, 1999 and prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Seller or the Company has or had an interest, or (B) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time since January 1, 1999 and prior to the Closing Date; or (ii) (A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by Seller or the Company or by any other Person for whose conduct they are or may be held responsible at any time since January 1, 1999 and prior to the Closing Date, or (B) any Hazardous Activities that were, or were allegedly, conducted by Seller or the Company or by any other Person for whose conduct they are or may be held responsible; or

                          (b)        any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Seller or the Company or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Company at any time since January 1, 1999 and prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present at any time since January 1, 1999 and prior to the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (ii) Released or allegedly Released by Seller or the Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

            Buyer will be entitled to control any cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 10.3. The procedure described in Section 10.9 will apply to any claim solely for monetary damages relating to a matter covered by this Section 10.3.

            10.4.        Indemnification and Payment of Damages by Buyer.  Buyer will indemnify and hold harmless Seller and its respective Representatives, members, managers, controlling persons, and affiliates (collectively, the “Seller Indemnified Persons”), and will pay to Seller Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

            10.5.        Time Limitations.  If the Closing occurs, Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty, the matters described in Section 10.3, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Section 3.3 unless on or before the first anniversary of the Closing Date Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to Section 3.3, or a claim for indemnification or reimbursement not based upon any representation or warranty, the matters described in Section 10.3, or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the first anniversary of the Closing Date Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller.  A claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time.

            10.6.        Limitations on Amount — Seller.  Seller will have no liability (for indemnification or otherwise) with respect to the matters described in Section 10.2 or Section 10.3 in excess of $2,400,000, as more fully described in the Promissory Note. However, this Section 10.6 will not apply to (a) the Breach of any of Seller’s representations and warranties of which Seller had Knowledge at any time prior to the date on which such representation and warranty is made or (b) any intentional Breach by Seller of any covenant or obligation, and Seller will be liable for all Damages with respect to such Breaches.

            10.7.        Limitations on Amount — Buyer.  Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in Section 10.4 in excess of $2,400,000. However, this Section 10.7 will not apply to (a) the Breach of any of Buyer’s representations and warranties of which Buyer had Knowledge at any time prior to the date on which such representation and warranty is made or (b) any intentional Breach by Buyer of any covenant obligation, and Buyer will be liable for all Damages with respect to such Breaches.

            10.8.        Right of Set-Off.  Upon notice to Seller specifying in reasonable detail the basis for such set-off, Buyer may set off any amount to which it may be entitled under this Section 10, up to $2,400,000, against amounts otherwise payable under the Promissory Note. The exercise of such right of set-off by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under the Promissory Note. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

            10.9.        Procedure For Indemnification — Third Party Claims.

                          (a)        Promptly after receipt by an indemnified party under Section 10.2, 10.3, or Section 10.4 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.

                          (b)        If any Proceeding referred to in Section 10.9(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims  may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

                          (c)        Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

                          (d)        Seller hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Seller with respect to such a claim anywhere in the world.

            10.10.        Procedure for Indemnification — Other Claims.  A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

            10.11.        Other Rights and Remedies.    The rights set forth in this Section 10, including specifically the rights of indemnification and set-off, are the sole and exclusive remedies of the parties hereto for any Damages incurred in connection with this Agreement, other than Damages resulting from any Breach of Section 3.3, or with respect to matters of which a party had Knowledge prior to making the representations and warranties set forth herein.

11.       GENERAL PROVISIONS

            11.1.        Expenses.  Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants, and no costs therefor shall be borne by the Company. Buyer will pay all amounts payable to Reily Communications Consulting, Inc. in connection with this Agreement and the Contemplated Transactions. Buyer will pay one-half and Seller will pay one-half of the HSR Act filing fee, if necessary. Seller will cause the Company not to incur any out-of-pocket expenses in connection with this Agreement.  In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

            11.2.        Public Announcements.  Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Seller shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Seller and Buyer will consult with each other concerning the means by which the Company’ employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

            11.3.        Confidentiality.  Between the date of this Agreement and the Closing Date, Buyer and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, any written, oral, or other information obtained in confidence from another party or the Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

            If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, Seller waives, and will upon Buyer’s request cause the Company to waive, any cause of action, right, or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential information of the Company except for the intentional competitive misuse by Buyer of such trade secrets or confidential information.

            11.4.        Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Seller:

            The Kennedy Company
            12048 East Ida Circle
            Englewood, Colorado 80111
            Attn:  James S. Kennedy
            Telecopy Number (303) 779-4629

            with a copy to:

            Rothgerber Johnson & Lyons LLP
            One Tabor Center
            Suite 3000
            1200 Seventeenth Street
            Denver, Colorado 80202-5855
            Attn:  Kevin M. Kelly, Esq.
            Telecopy Number (303) 623-9222

Buyer:

            Verilink Corporation
            127 Jetplex Circle
            Madison, Alabama  35758
            Telecopy Number (256) 327-2525
            Attn:  C.W. Smith

            with a copy to:

            Powell Goldstein Frazer & Murphy, LLP
            191 Peachtree Street
            Sixteenth Floor
            Atlanta, Georgia  30303
            Telecopy Number (404) 572-6999
            Attn:  Eliot Robinson, Esq.

            11.5.        Jurisdiction; Service of Process.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in either the courts of the State of Colorado, County of Denver or State of Alabama, County of Madison, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Colorado or the United States District Court for the District of Alabama, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

            11.6.        Further Assurances.  The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

            11.7.        Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of  the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

            11.8.        Entire Agreement and Modification.  This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Seller dated January 9, 2004) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

            11.9.        Disclosure Letter.

                          (a)        The disclosures in the Disclosure Letter, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

                          (b)        In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

            11.10.        Assignments, Successors, and No Third-Party Rights.  Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

            11.11.        Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

            11.12.        Section Headings, Construction.  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

            11.13.        Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

            11.14.        Governing Law.  This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

            11.15.        Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

            IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

Seller:

THE KENNEDY COMPANY

By:	/s/ JAMES S. KENNEDY

James S. Kennedy, Manager

Buyer:

VERILINK CORPORATION

By:	/s/ LEIGH S. BELDEN

	Name:	Leigh S. Belden
	Title:	President & CEO

TABLE OF CONTENTS

1.	DEFINITIONS		1

2.	SALE AND TRANSFER OF SHARES; CLOSING		7

	2.1.	Shares.	7
	2.2.	Purchase Price.	7
	2.3.	Closing.	7
	2.4.	Closing Obligations.	8
	2.5.	Adjustment Amount.	8
	2.6.	Adjustment Procedure.	8

3.	REPRESENTATIONS AND WARRANTIES OF SELLER		9

	3.1.	Organization and Good Standing.	9
	3.2.	Authority; No Conflict.	9
	3.3.	Capitalization.	10
	3.4.	Financial Statements.	11
	3.5.	Books and Records.	11
	3.6.	Title to Properties; Encumbrances.	11
	3.7.	Condition and Sufficiency of Assets.	12
	3.8.	Accounts Receivable.	12
	3.9.	Inventory.	12
	3.10.	No Undisclosed Liabilities.	12
	3.11.	Taxes.	12
	3.12.	No Material Adverse Change.	13
	3.13.	Employee Benefits.	13
	3.14.	Compliance with Legal Requirements; Governmental Authorizations.	16
	3.15.	Legal Proceedings; Orders.	17
	3.16.	Absence of Certain Changes and Events.	18
	3.17.	Contracts; No Defaults.	19
	3.18.	Insurance.	21
	3.19.	Environmental Matters.	23
	3.20.	Employees.	24
	3.21.	Labor Relations; Compliance.	24
	3.22.	Intellectual Property.	25
	3.23.	Certain Payments.	28
	3.24.	Disclosure.	28
	3.25.	Relationships with Related Persons.	28
	3.26.	Brokers or Finders.	28

4.	REPRESENTATIONS AND WARRANTIES OF BUYER		28

	4.1.	Organization and Good Standing.	29
	4.2.	Authority; No Conflict.	29

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	4.3.	Investment Intent.	29
	4.4.	Certain Proceedings.	29
	4.5.	Brokers or Finders.	29
	4.6.	Disclosure.	29

5.	COVENANTS OF SELLER		30

	5.1.	Access and Investigation.	30
	5.2.	Operation of the Businesses of the Company.	30
	5.3.	Negative Covenant.	30
	5.4.	Required Approvals.	30
	5.5.	Notification.	30
	5.6.	Payment of Indebtedness by Related Persons.	31
	5.7.	No Negotiation.	31
	5.8.	Best Efforts.	31
	5.9.	S-Corporation Tax Requirements.	31
	5.10.	338(h)(10) Election.	31
	5.11.	Kennedy Restrictive Covenants.	32
	5.12.	Car Lease Assumption.	33

6.	COVENANTS OF BUYER PRIOR TO CLOSING DATE		33

	6.1.	Approvals of Governmental Bodies.	33
	6.2.	Best Efforts.	33
	6.3.	Registration of Buyer Common Stock.	33

7.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE		35

	7.1.	Accuracy of Representations.	35
	7.2.	Seller’s Performance.	35
	7.3.	Consents.	36
	7.4.	Additional Documents.	36
	7.5.	No Proceedings.	36
	7.6.	No Claim Regarding Stock Ownership or Sale Proceeds.	36
	7.7.	No Prohibition.	36

8.	CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE		36

	8.1.	Accuracy of Representations.	36
	8.2.	Buyer’s Performance.	37
	8.3.	Consents.	37
	8.4.	Additional Documents.	37
	8.5.	No Injunction.	37

9.	TERMINATION		37

	9.1.	Termination Events.	37

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	9.2.	Effect of Termination.	38

10.	INDEMNIFICATION; REMEDIES		38

	10.1.	Survival; Right to Indemnification Not Affected by Knowledge.	38
	10.2.	Indemnification and Payment of Damages by Seller.	38
	10.3.	Indemnification and Payment of Damages by Seller — Environmental Matters.	39
	10.4.	Indemnification and Payment of Damages by Buyer.	39
	10.5.	Time Limitations.	40
	10.6.	Limitations on Amount — Seller.	40
	10.7.	Limitations on Amount — Buyer.	40
	10.8.	Right of Set-Off.	40
	10.9.	Procedure For Indemnification — Third Party Claims.	40
	10.10.	Procedure for Indemnification — Other Claims.	41
	10.11.	Other Rights and Remedies.	41

11.	GENERAL PROVISIONS		42

	11.1.	Expenses.	42
	11.2.	Public Announcements.	42
	11.3.	Confidentiality.	42
	11.4.	Notices.	42
	11.5.	Jurisdiction; Service of Process.	43
	11.6.	Further Assurances.	43
	11.7.	Waiver.	44
	11.8.	Entire Agreement and Modification.	44
	11.9.	Disclosure Letter.	44
	11.10.	Assignments, Successors, and No Third-Party Rights.	44
	11.11.	Severability.	44
	11.12.	Section Headings, Construction.	44
	11.13.	Time of Essence.	45
	11.14.	Governing Law.	45
	11.15.	Counterparts.	45

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